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Exhibit 10.1.2

SECOND AMENDMENT TO THE
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        THIS SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated and effective as of October 25, 2006 (the "Amendment Effective Date"), which amends that certain Second Amended and Restated Credit Agreement dated as of March 30, 2006 as amended by that certain First Amendment to the Second Amended and Restated Credit Agreement dated as of May 2, 2006, by and among VENOCO, INC., a Delaware corporation (the "Company"), the Original Guarantors, each of the Lenders party thereto, BANK OF MONTREAL, a Canadian chartered bank acting through certain of its U.S. branches or agencies, as Administrative Agent (in such capacity, the "Administrative Agent"), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, and LEHMAN COMMERCIAL PAPER INC., as Co-Syndication Agents and FORTIS CAPITAL CORP., as Documentation Agent (as in effect immediately prior to the Amendment Effective Date, the "Credit Agreement"), is by and among the Company, each of the Original Guarantors and each of the TexCal Subsidiaries, as Guarantors, each of the Lenders party hereto and the Administrative Agent.

        WHEREAS, the Company has requested that the Credit Agreement be amended to make certain changes to the Credit Agreement on the terms and conditions set forth in this Amendment; and

        WHEREAS, all of the Lenders have agreed to such amendments subject to the terms and conditions set forth in this Amendment.

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.    Defined Terms; Interpretation.

          (a)   Capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Credit Agreement.

          (b)   The rules of interpretation set forth in Section 1.2 of the Credit Agreement are incorporated in this Amendment as if set forth herein.

        Section 2.    Borrowing Base.    The Required Lenders hereby approve a Borrowing Base of $230.0 million as of the Amendment Effective Date.

        Section 3.    Amendments.    The Credit Agreement is hereby amended as follows:

          (a)   The definition of "Applicable Margin" is amended and restated, effective as of the Amendment Effective Date, to read in its entirety as follows:

          "Applicable Margin" means, with respect to any Base Rate Loan or LIBO Rate Loan on any day, an amount equal to the percentage for such day under the Pricing Grid for such type of Loan; provided, however, during the period of any Deficiency, the Applicable Margin for Base Rate Loans and LIBO Rate Loans shall be increased by 75.0 basis points.

          (b)   The following new definition of "Non-Hastings Texas Oil and Gas Properties" is hereby inserted into the Credit Agreement in the appropriate alphabetical order:

          "Non-Hastings Texas Oil and Gas Properties" has the meaning specified in Section 8.2(i)."

          (c)   The definition of "Pricing Grid" is amended and restated, effective as of the Amendment Effective Date, to read in its entirety as follows:

          "Pricing Grid" means the annualized rates (stated in terms of basis points ("bps")) set forth below which shall be computed as of each day during the term hereof for the Applicable Margin (and Letter of Credit Rate) and Commitment Fee based upon the Utilization Percentage on such day as follows:

		Applicable Margin
Pricing Level	Utilization Percentage	Base Rate Loan (bps)	LIBO Rate Loan/Letter of Credit Rate (bps)	Commitment Fee (bps)
Level IV	90% or more	125.0	275.0	50.0
Level III	60% or more but less than 90%	100.0	250.0	37.5
Level II	30% or more but less than 60%	75.0	225.0	37.5
Level I	less than 30%	50.0	200.0	37.5

  provided, however, that if a Qualifying IPO has not been completed on or before January 2, 2007, the definition of "Pricing Grid" shall be amended and restated, effective as of January 2, 2007, to read in its entirety as follows:

            "Pricing Grid" means the annualized rates (stated in terms of basis points ("bps")) set forth below which shall be computed as of each day during the term hereof for the Applicable Margin (and Letter of Credit Rate) and Commitment Fee based upon the Utilization Percentage on such day as follows:

		Applicable Margin
Pricing Level	Utilization Percentage	Base Rate Loan (bps)	LIBO Rate Loan/Letter of Credit Rate (bps)	Commitment Fee (bps)
Level IV	90% or more	150.0	300.0	50.0
Level III	60% or more but less than 90%	125.0	275.0	37.5
Level II	30% or more but less than 60%	100.0	250.0	37.5
Level I	less than 30%	75.0	225.0	37.5

  provided further, however, that after a Qualifying IPO, the definition of "Pricing Grid" shall be amended and restated, effective as of the date of the Qualifying IPO, to read in its entirety as follows:

            "Pricing Grid" means the annualized rates (stated in terms of basis points ("bps")) set forth below which shall be computed as of each day during the term hereof for the Applicable

    Margin (and Letter of Credit Rate) and Commitment Fee based upon the Utilization Percentage on such day as follows:

		Applicable Margin
Pricing Level	Utilization Percentage	Base Rate Loan (bps)	LIBO Rate Loan/Letter of Credit Rate (bps)	Commitment Fee (bps)
Level IV	90% or more	75.0	225.0	50.0
Level III	60% or more but less than 90%	50.0	200.0	37.5
Level II	30% or more but less than 60%	25.0	175.0	37.5
Level I	less than 30%	0.0	150.0	37.5

          (d)   Section 2.6(d) is hereby amended and restated to read in its entirety as follows:

      "(d) Other Determinations. In addition, the Administrative Agent shall, in the normal course of business following a request of the Company, redetermine the Borrowing Base (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base); provided,however, (i) the Administrative Agent and the Lenders shall not be obligated to respond to more than one such request during any calendar year in addition to each scheduled annual and semi-annual redeterminations provided for above, and (ii) the Company shall have paid to the Administrative Agent a $20,000 engineering fee in connection with such requested redetermination of the Borrowing Base, regardless of whether or not such redetermination results in any increase to the Borrowing Base. Notwithstanding the foregoing, the Administrative Agent may, at the request of the Supermajority Lenders, redetermine the Borrowing Base (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base) at any other time and from time to time; provided,however, the Administrative Agent and the Lenders may not redetermine the Borrowing Base under this second sentence of this Section 2.6(d) more than two times during any calendar year."

          (e)   Section 2.6(f)(ii) is hereby amended by replacing the phrase "Section 8.2(f)," contained therein with the phrase "Section 8.2(f) or Section 8.2(i)".

          (f)    Section 2.6(f)(iii) is hereby amended by replacing the phrase "Section 8.2(f)," contained therein each time when it appears with the phrase "Section 8.2(f) or Section 8.2(i)".

          (g)   Section 7.15 is hereby amended and restated to read in its entirety as follows:

            "7.15 Hedging Program. The Company has entered into or caused its Subsidiaries to enter into, and shall maintain at all times thereafter during the relevant period, Derivative Contracts for the purpose of hedging prices on the Oil and Gas thereafter expected to be produced by the Company or any of its Subsidiaries which contracts shall (a) at all times through December 31, 2010 cover not less than 50% of the Company's and its Subsidiaries' aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of such Persons' business during such period, (b) thereafter, roll forward on a semi-annual basis in order to cover not less than 50% of the Company's and its Subsidiaries' aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of such Persons' business during the ensuing four fiscal quarters and (c) otherwise be in form and substance reasonably acceptable to the Administrative Agent. As used in this Section 7.15, the term "Projected Oil and Gas Production" means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular half-year, as applicable, from Oil and Gas Properties and interests owned by the Company and its Subsidiaries which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to Section 7.2(c), after deducting projected production from any Oil and Gas Properties sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental reports prepared on the same basis as the reports delivered pursuant to Section 7.2(c) above and otherwise are satisfactory to the Administrative Agent. The Company shall provide copies to the Administrative Agent of all Derivative Contracts then in effect not later than January 1 and July 1 of each year beginning July 1, 2006.

          (h)   Section 8.2 is hereby amended by (1) deleting the word "or" at the end of clause (g) thereof and (2) inserting at the end of clause (h) thereof, immediately prior to the period, the following: "; or

            (i)    Dispositions of interests in Oil and Gas Properties located in Texas and identified on Schedule 8.2 (the "Non-Hastings Texas Oil and Gas Properties"), that are sold for fair cash consideration (considering any net production proceeds from the effective date of any such Disposition to the closing thereof that are credited against the purchase price payable at such closing as Net Cash Proceeds received by the Company or such Guarantor); provided, however, that any such Disposition of any of the Non-Hastings Texas Oil and Gas Properties shall immediately and automatically, and without the need for further act or evidence, reduce the Borrowing Base by the applicable amount set forth on Schedule 8.2 and any resulting Deficiency shall be immediately cured by the Company pursuant to Section 2.6(f)(ii)."

          (i)    Section 8.2(f) is hereby amended to insert the phrase "other than the Non-Hastings Texas Oil and Gas Properties" following "in Oil and Gas Properties" in the first line thereof.

          (j)    Section 8.4(h) is hereby amended and restated to read in its entirety as follows:

            "(h) acquisitions of proved Hydrocarbon Interests and related assets; provided, however, that, prior to a Qualifying IPO, acquisitions of proved Hydrocarbon Interests and related assets shall not exceed, in the aggregate for the Company and the Guarantors, during (i) the fiscal quarter ending December 31, 2006 and (ii) each calendar year (commencing January 1, 2007) the lesser of (x) the difference between (1) the aggregate Net Cash Proceeds received subsequent to the date hereof of permitted Dispositions of Oil and Gas Properties and (2) the aggregate purchase prices paid subsequent to the date hereof for acquisitions permitted by this Section 8.4(h) and (y) $15,000,000.

          (k)   Section 8.9 is hereby amended and restated to read in its entirety as follows:

            "8.9 Restricted Payments. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, (i) purchase, redeem or otherwise acquire for value any membership interests, partnership interests, capital accounts, shares of its capital stock or any warrants, rights or options to acquire such membership interests, partnership interests or shares, now or hereafter outstanding from its members, partners or stockholders (other than from its members, partners or stockholders that are Loan Parties); (ii) declare or pay any distribution, dividend or return capital to its members, partners or stockholders (other than to its members, partners or stockholders that are Loan Parties), or make any distribution of assets in cash or in kind to its members, partners or stockholders (other than members, partners or stockholders that are Loan Parties); or (iii) make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness outstanding under or in respect of any Second Lien Debt Instrument (collectively "Restricted Payments"); provided, however, that the Company may (v) prepay the Second Lien Term Loans at the Special Mandatory Repayment Date (as defined in the Cash Collateral Agreement) using only the Term Loan Cash Collateral for such purpose; (w) following completion of a Qualifying IPO and delivery to the Administrative Agent of the Company's audited consolidated financial statements pursuant to Section 7.2(a), declare and pay in any fiscal year commencing with the 2006 fiscal year regular Cash Dividends that do not exceed the greater of (A) $500,000 and (B) an aggregate amount equal to 25% of Consolidated Net Income for the prior fiscal year; (x) make regularly scheduled payments of interest or mandatory prepayments in respect of Indebtedness under or in respect of any Second Lien Debt Instrument in accordance with the terms of the applicable Second Lien Debt Instrument and the Intercreditor Agreement, but only to the extent required by the applicable Second Lien Debt Instrument; (y) make optional prepayments in respect of any Second Lien Debt Instrument using the Net Cash Proceeds of a Qualifying IPO or an "Equity Offering" (as defined in the Senior Notes Indenture) or the issuance of debt securities or instruments or the incurrence of loans; and (z) declare and pay the Carpinteria Bluffs Dividend and the Ventura Dividend; provided, further, however that, in the case of any Restricted Payments permitted under clauses (w) and (z) and, in respect of prepayments with respect to Second Lien Debt Instruments, Restricted Payments permitted under clauses (x) and (y), (A) no Default has occurred and is continuing, (B) no such payment shall cause a Default, and (C) at the time any such Restricted Payment is made by the Company, and giving pro forma effect to such payment, the ratio of the Effective Amount to the Borrowing Base does not exceed .75 to 1.00."

          (l)    A Section 8.24 is hereby added to Article VIII as follows:

            "8.24 Capital Expenditures. Until completion of a Qualifying IPO, the Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, make capital expenditures during any fiscal quarter (commencing with the fiscal quarter ending December 2006) in an aggregate amount exceeding, in the aggregate for the Company and the Guarantors, $50,000,000. For purposes of this Section 8.24 only, the term "capital expenditures" shall exclude any expenditures to finance Acquisitions or acquisitions of Hydrocarbon Interests.

        Section 4.    Amendment and Ratification.    Upon the effectiveness hereof as provided in Section 5 of this Amendment, this Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as modified hereby, is hereby ratified, approved and confirmed to be in full force and effect in each and every respect. Except as expressly provided by the amendments set forth in Section 3 of this Amendment, the execution, delivery and effectiveness of this Amendment shall neither operate as a waiver of any right, power or remedy of any Lender or any Agent, nor constitute a waiver of any provision of any of the Loan Documents. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

        Section 5.    Conditions to Effectiveness.    The effectiveness of this Amendment is subject to the condition that, on or before the Amendment Effective Date, the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and in sufficient copies for each Lender:

          (a)   Amendment. This Amendment, duly executed and delivered by each of the Company and the Guarantors;

          (b)   Resolutions; Incumbency; Organization Documents. (i) Resolutions of the board of directors of the Company and members or the board of directors of each Guarantor or its general partner, as applicable, authorizing this Amendment, certified as of the Amendment Effective Date by the Secretary or an Assistant Secretary of such Person; (ii) certificates of the Secretary of the Company and the Secretary of each Guarantor certifying the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Amendment; and (iii) the Organization Documents of the Company and of each Guarantor as in effect on the Amendment Effective Date, certified by the Secretary or Assistant Secretary of the such Person as of the Amendment Effective Date;

          (c)   Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to the Credit Agreement or this Amendment, including the fee letter agreements related to this Amendment between the Company and the Administrative Agent dated October 25, 2006, in each case to the extent then due and payable at the Amendment Effective Date, including any such costs, fees and expenses arising under or referenced in Sections 2.8 and 11.4 of the Credit Agreement;

          (d)   Certificate. A certificate signed by a Responsible Officer, dated as of the Amendment Effective Date, stating that (i) the representations and warranties contained in Article VI and Section 4.5(b) of the Credit Agreement are true and correct on and as of the Amendment Effective Date, as though made on and as of such date; (ii) no litigation is pending or threatened against the Company or any Subsidiary in which there is a reasonable probability of an adverse decision which would result in a Material Adverse Effect; and (iii) there has occurred no event or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect since December 31, 2004;

          (e)   Financial Projections. Summary financial projections for the fiscal years ending 2006 and 2007 in form and substance acceptable to the Required Lenders, assuming, among other assumptions approved by the Administrative Agent, that no Qualifying IPO has been or will be completed; and

          (f)    Hedging Program. Evidence that the Company has entered into or caused its Subsidiaries to enter into, Derivative Contracts satisfying the requirements of Section 7.15 of the Credit Agreement as amended hereby, for the purpose of hedging prices on the Oil and Gas thereafter expected to be produced by the Company or any of its Subsidiaries, which contracts shall cover not less than 75% of the Company's and its Subsidiaries' aggregate Projected Oil and Gas Production from Proved Developed Producing Reserves anticipated to be sold in the ordinary course of such Persons' business in 2010, at minimum prices of $60.00 per barrel of crude oil and $7.00 per MMBTU of natural gas, and otherwise in form and substance reasonably acceptable to the Administrative Agent.

          (g)   Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.

        Section 6.    Representations and Warranties.    The Company and each Guarantor each hereby represent and warrant that, as of the Amendment Effective Date, after giving effect to this Amendment:

          (a)   Bring-Down of Representations and Warranties. The representations and warranties of the Company and each Guarantor contained in Article VI and Section 4.5(b) of the Credit Agreement are true and correct on and as of the Amendment Effective Date, as though made on and as of such date.

          (b)   No Litigation. No litigation is pending or threatened against the Company or any Subsidiary in which there is a reasonable probability of an adverse decision which would result in a Material Adverse Effect.

          (c)   No Material Adverse Effect. There has occurred no event or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect since December 31, 2004.

          (d)   No Default or Event of Default. No event has occurred and is continuing which constitutes a Default, an Event of Default or both.

        Section 7.    Governing Law.    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        Section 8.    Costs and Expenses.    The Company shall pay all reasonable costs and expenses incurred by the Administrative Agent or any other Agent, the Lenders or any of their Affiliates in connection with the development, preparation, administration and execution of this Amendment, including Attorney Costs incurred by any such Person with respect thereto.

        Section 9.    Counterparts.    This Amendment may be executed in any number of separate counterparts, no one of which need be signed by all parties; each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument. A fully executed counterpart of this Amendment by facsimile signatures shall be binding upon the parties hereto.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Second Amended and Restated Credit Agreement be duly executed and delivered by their respective duly authorized officers as of the date first set forth above, to be effective as of the Amendment Effective Date.

COMPANY:
VENOCO, INC.
By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Chief Executive Officer
GUARANTORS:
WHITTIER PIPELINE CORPORATION
By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez President
BMC, LTD.
By:	Venoco, Inc., General Partner
	By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Chief Executive Officer
TEXCAL ENERGY (LP) LLC
By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Chief Executive Officer
TEXCAL ENERGY (GP) LLC
By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Chief Executive Officer

GUARANTORS:
TEXCAL ENERGY NORTH CAL L.P.
By:	TEXCAL ENERGY (GP) LLC, as general partner
By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Chief Executive Officer
TEXCAL ENERGY SOUTH CAL L.P.
By:	TEXCAL ENERGY (GP) LLC, as general partner
By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Chief Executive Officer
TEXCAL ENERGY SOUTH TEXAS L.P.
By:	TEXCAL ENERGY (GP) LLC, as general partner
By:	/s/ TIMOTHY M. MARQUEZ Timothy M. Marquez Chief Executive Officer
Address for Notice to the Company and the Guarantors: Principal Place of Business and Chief Executive Office:
370 17th Street, Suite 2950 Denver, Colorado 80202-1370 Attention: Chief Financial Officer Facsimile No.: (303) 626-8315

ADMINISTRATIVE AGENT AND A LENDER:
BANK OF MONTREAL, acting through its U.S. branches and agencies, including its Chicago, Illinois branch, as Administrative Agent and as a Lender
By:	/s/ JAMES V. DUCOTE James V. Ducote Vice President
CO-SYNDICATION AGENT AND A LENDER
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ VANESSA GOMEZ Name: Vanessa Gomez Title: Vice President
By:	/s/ NUPUR KUMAR Name: Nupur Kumar Title: Associate
CO-SYNDICATION AGENT AND A LENDER
LEHMAN COMMERCIAL PAPER INC.
By:	/s/ MARLA M. LUND Name: Marla M. Lund Title: Authorized signatory
DOCUMENTATION AGENT AND A LENDER
FORTIS CAPITAL CORP.
By:	/s/ DAVID MONTGOMERY Name: David Montgomery Title: Senior Vice President
By:	/s/ DARRELL HOLLEY Name: Darrell Holley Title: Managing Director

A LENDER
ALLIED IRISH BANKS P.L.C.
By:	/s/ DAVID O'DRISCOLL Name: David O'Driscoll Title: Assistant Vice President
By:	/s/ VAUGHN BUCK Name: Vaughn Buck Title: Director
A LENDER
AMEGY BANK NATIONAL ASSOCIATION
By:	/s/ W. BRYAN CHAPMAN Name: W. Bryan Chapman Title: Senior Vice President
A LENDER
CITIBANK, N.A.
By:	/s/ THOMAS BENAVIDES Name: Thomas Benavides Title: Vice President
A LENDER
THE BANK OF NOVA SCOTIA
By:	/s/ NADINE BELL Name: Nadine Bell Title: Senior Manager
A LENDER
UNION BANK OF CALIFORNIA, N.A.
By:	/s/ KIMBERLY COLL Name: Kimberly Coll Title: Vice President

A LENDER
BANK OF OKLAHOMA, NATIONAL ASSOCIATION
By:	/s/ MONICA MORTON Name: Monica Morton Title: Commercial Banking Officer

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SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED CREDIT AGREEMENT